Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Tenon Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Units (3)	Rule 457(o)	—	—	$11,500,001.40	(2)(4)(5)	$0.00011020	$1,267.31
Fees to be Paid	Equity	Common stock, $0.0001 par value per share, included in the Units	—	—	—	—	(6)	—	—
Fees to be Paid	Equity	Warrants included in the Units (7)	—	—	—	—	(6)	—	—
Fees to be Paid	Equity	Pre-funded Warrants included in the Units (8)	Rule 457(o)	—	—	—	(6)	—	—
Fees to be Paid	Equity	Common stock underlying the Pre-funded Warrants	—	—	—	—	(5)	—	—
Fees to be Paid	Equity	Common stock underlying the Warrants	—	—	—	$12,650,001.60	(2)	$0.00011020	$1,394.10
Fees Previously Paid	—	—	—	—	—	—		—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—	—
Total Offering Amounts						$24,150,003.00			$2,661.41
Total Fees Previously Paid									—
Total Fee Offset									—
Net Fee Due									$2,661.41

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

(3)	Each Unit consists of one share of common stock and a Warrant to purchase one share of common stock.

(4)	Includes shares of common stock and/or Warrants representing 15% of the number of shares of common stock and Warrants included in the Units offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.

(5)	The proposed maximum aggregate offering price of the Units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the sum of offering price and the exercise price of any Pre-funded Warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-funded Warrants (including the shares of common stock issuable upon exercise of the Pre-funded Warrants), if any, is $11,500,001.40.

(6)	Included in the price of the Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(7)	The Warrants are exercisable at a price per share equal to 110% of the Common Unit offering price.

(8)	The Pre-funded warrants are exercisable at an exercise price of $0.001 per share.